UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 31, 2011
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York 11747
(Address of principal executive offices) (Zip Code)

(631) 421-5452
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Definitive Material Agreement.

On October 31, 2011, Bovie Medical Corporation (the “Company”) entered into a transaction with respect to the restructuring and reissuance of certain industrial revenue bonds (the “Bonds”) issued by the Pinellas County Industrial Development Authority.  Previously, the Bonds were issued on November 1, 2008 and were secured by a direct pay letter of credit issued by RBC Bank (USA).  The reissued bonds, which had an unpaid principal amount outstanding of $3,560,000 as of the closing, were purchased by PNC Bank, N.A.  The obligations represented by the Bonds are secured by a first mortgage and security interest on the Company’s Clearwater, Florida facility and mature October 31, 2018.

Additionally, the Company and PNC Bank, N.A. entered into a certain revolving credit agreement (the “Revolver”) and a certain non-revolving credit agreement (the “Equipment Loan,” and, together with the Revolver, the “Credit Agreements”).  The Revolver provides for, among other things, a $6 million revolving credit facility.  The Equipment Loan provides for, among other things, a $1 million credit facility, with a one year interest-only draw period ending October 31, 2012 (the “Conversion Date”), followed by an up to five (5) year term loan.

The Revolver is available to the Company to be used for working capital and general corporate purposes and is subject to a borrowing base equal to 80% of eligible accounts receivable plus 50% of eligible inventory (each as defined in the Revolver).  The Equipment Loan is available to finance the acquisition of equipment and machinery.  Advances under the Equipment Loan may not exceed ninety percent (90%) of the purchase price of the equipment or machinery being purchased.

The maturity dates for the Revolver and Equipment Loan are October 31, 2013 and October 31, 2017, respectively.

Borrowings under the Revolver bear interest at the London Interbank Offered Rate (“LIBOR”) plus 1.75%.  The Equipment Loan prior to conversion into the term loan bears interest on the unpaid balance at the rate of the LIBOR plus 2.25%.  Following conversion into a term loan, interest on the unpaid balance of the Equipment Loan accrues at the rate of the LIBOR plus 2.50%.

The Obligations (as defined in the Credit Agreements) are secured by substantially all of the Company’s personal property.

The Credit Agreements contain customary financial covenants, including covenants that the Company maintain: (i) a ratio of total liabilities to Tangible Net Worth (as defined in the Credit Agreement) of not less 0.75:1.00, and (ii) a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.5:1.0.

The Credit Agreements also contains other customary affirmative and negative covenants, and events of default.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2011	BOVIE MEDICAL CORPORATION

By: /s/ Andrew Makrides
Andrew Makrides
Chief Executive Officer and Chairman of the Board